U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: December 16, 2004



                      URBAN TELEVISION NETWORK CORPORATION
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             (Exact Name of registrant as specified in its Charter)




        Nevada                       33-58972                    22-2800078
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(State of Incorporation)        Commission File No.            (IRS Employer
                                                             Identification No.)



2707 South Cooper St.  Suite 119   Arlington, TX                     76015
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(Address of principal executive offices)                           (Zip Code)



Registrant's telephone number, (   817   )      303       -      7449
                               -----------  -------------   ---------------


18505 Highway 377 South, Fort Worth, TX                           76126
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                     (Registrant's former name and address)

Section 5 - Corporate Governance and Management

Item 5.01.  Change in Control of Registrant.

         On December 13, 2004, we entered into a definitive agreement with World One Media Group, Inc., a Nevada corporation. The agreement calls for World One to purchase 70,000,000 common shares for $7,000,000 on an installment basis over a 35 month period with the terms being determined and forth coming. All the shares are pledged as collateral for the promissory note and will be physically held by the Company. Additionally, World One will be issued warrants for 80,000,000 shares of common stock that can be exercised for $.01 per share at any time after the Company's stock price has maintained a $10 price for 20 consecutive trading days. The total warrants exercisable will be subject the available authorized and unissued shares of the Company at the time of exercise.

         As part of the definitive agreement, Wright Entertainment LLC which had previously entered into a stock subscription agreement for 14,000,000 shares agreed to the termination and cancellation of that agreement by the Company and further agreed to the termination and cancellation of 4,000,000 shares that had been issued in Wright Entertainment LLC's name and were to be vested when Wright Entertainment LLC completed the payment for its subscription agreement. The definitive agreement calls for the Company to pay Wright Entertainment LLC, owned by Lonnie G. Wright, $300,000 ($60,000 at the signing and $15,000 per month for sixteen months) and issue Wright Entertainment LLC 1,000,000 shares of the Company's restricted common stock.

         In summary, the World One Media Group, Inc. acquisition of 70,000,000 Million common shares and the cancellation of 18,000,000 common shares in the name of Wright Entertainment LLC will leave World One Media Group, Inc. owning approximately 57% of the Company's 122,272,257 outstanding shares. These shares issued above were issued in a private transactions pursuant to Section 4(1) and 4(2) of the Securities Act of 1933, as amended. These shares are considered restricted securities and may not be publicly resold unless registered for resale with appropriate governmental agencies or unless exempt from any applicable registration requirements.


Item 5.02(b)  Departure of Directors or Principal Officers

         On December 14, 2004, we accepted the resignation of Lonnie G. Wright as an officer and member of our Board of Directors, to be effective on December 14, 2004. Mr. Wright's resignation was not the result of any disagreement between us and him. Rather, Mr. Wright's voluntarily resigned in conjunction with the Company's entering into a definitive agreement with World One Media Group, Inc.'s purchase of controlling interest in the Company.


SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Urban Television Network Corporation
Dated: December 16, 2004
                                             /s/ Randy Moseley
                                            ------------------------------------
                                            By: Randy Moseley
                                            Title: Chief Financial Officer